                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13D

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1)<F*>

                                TOASTMASTER, INC.
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                                (Name of Issuer)

                                  Common Stock
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                        (Title of Class of Securities)

                                  888791100
                         ----------------------------
                                (CUSIP Number)

                                          COPY TO:
      Lester Miller                             Thomas A. Litz, Esq.
      ------------------------------            -------------------------
      20043 N. East 39th Place                  Thompson Coburn
      ------------------------------            -------------------------
      Aventura, Florida  33180                  One Mercantile Center
      ------------------------------            -------------------------
                                                St. Louis, Missouri 63101-1693
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 July 15, 1997
              -----------------------------------------------------
                       (Date of Event which Requires Filing
                                of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

<F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    (Continued on following page(s))

CUSIP No. 888791100                       13D             Page  2  of  3  Pages
                                                               ---    ---
===============================================================================
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Lester Miller
            S.S. No.:  ###-##-####
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /
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3     SEC USE ONLY


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4     SOURCE OF FUNDS
      PF
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5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS  2(d) OR 2(e) / /

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6     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
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        NUMBER OF            7    SOLE VOTING POWER

         SHARES                   300,200

      BENEFICIALLY

        OWNED BY

          EACH

        REPORTING

         PERSON

          WITH
                        -------------------------------------------------------
                             8    SHARED VOTING POWER

                                  - -
                        -------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  300,200
                        -------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  - -
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11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      300,200
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12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                    / /

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13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.0%
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14    TYPE OF REPORTING PERSON
      IN
===============================================================================

CUSIP No. 888791100                       13D             Page  3  of  3  Pages
                                                               ---    ---

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

              (a) As of July 23, 1997, the Investor beneficially owned 300,200 shares of Stock, which Investor believes represents 4.0% of the outstanding securities of the Issuer's class of Common Stock.

              (b) The Investor has sole voting and dispositive power with respect to the Stock.

              (c) During the 60 days prior to and including July 23, 1997, the Investor effected the following transaction:


  DATE                                     TRANSACTION                             SHARES                 PRICE
  ----                                     -----------                             ------                 -----
 7/15/97                                   Disposition                            300,200                 $3.52

Such transaction was privately negotiated.


              (d)  Not applicable.

              (e) On July 15, 1997, the Investor ceased to be the beneficial owner of more than 5.0% of the Issuer's class of Common Stock.


                                   SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date:  July 23, 1997


                                       Signature:  /s/ Lester Miller
                                                 -----------------------------
                                                 Lester Miller